SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC  20549




                                   FORM 8-K



                                CURRENT REPORT




    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): January 24, 1994





                 NEW ENGLAND TELEPHONE AND TELEGRAPH COMPANY





 A New York          Commission File          I.R.S. Employer Identification
 Corporation         Number 1-1150            No. 04-1664340




                 125 High Street, Boston, Massachusetts 02110

                       Telephone number (617) 743-9800




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Form 8-K                        New England Telephone and Telegraph Company
January 24, 1994


ITEM 5.  Other Events.

         New England Telephone and Telegraph Company (the "Company") had net income of $81.3 million in 1993, compared with net income of $486.6 million for 1992. The 1993 results include after-tax charges of $414.0 million. The principal componets of these charges were:
         $291 million for business restructuring, primarily related to efforts to redesign operations to improve efficiency and customer service, including consolidation of work locations and lease terminations, retraining employees, relocation expenses, systems re-engineering, and other incremental costs associated with work force reductions, including $240 million after-tax for severance and post-retirement medical costs for employees leaving the Company through 1996; approximately $85 million of after-tax restructure costs were allocated to the Company from a wholly owned subsidiary of the Company and New York Telephone Company, Telesector Resources Group, Inc., primarily related to its restructuring;
         and $25 million for the Company's adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits", effective January 1, 1993.
         The Company expects to reduce its work force by approximately
         6,300 employees by the end of 1996.

         Operating revenues were $4,070.2 million for 1993, up 3.8 percent from $3,921.9 million for 1992. Operating expenses in 1993 were $3,773.0 million. Excluding the effect of business restructuring and other charges, operating expenses for 1993 were $3,094.6 million, an increase of 2.8 percent from $3,009.2 million in 1992.

         There were 5,905,968 access lines in service at December 31, 1993, an increase of 3.2 percent over the same period last year. The ratio of earnings to fixed charges, which reflects the effect of the restructuring charges, was 1.34 for the year ended December 31, 1993.

         On February 17, 1994, the Board of Directors of NYNEX Corporation approved a special pension enhancement to the NYNEX Management Pension Plan. Eligible management employees who choose to retire through December 31, 1996 will be credited with an additional six years toward their age and six years toward their length of service for the purpose of determining pension eligibility and benefits. This enhancement, which will be offered at different times through 1996 according to local force requirements, is expected to help the Company reduce the management portion of its work force. Any additional charges related to the pension enhancement will be recorded through 1996 as employees choose to retire under the plan.



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                                     - 3 -





Form 8-K                          New England Telephone and Telegraph Company
January 24, 1994



                                   SIGNATURES


Registrant

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  New England Telephone and Telegraph Company




                                                   GAIL DEEGAN
                                                   GAIL DEEGAN
                                   Vice President and Chief Financial Officer









March 1, 1994